EXHIBIT 99.2

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
THREE MONTHS ENDED MARCH 31, 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	55%
Canada	1	92%
North Sea	1	100%

Total	7	67%

Other Jack-ups:
Gulf of Mexico	16	95%

Semi-submersible:
Gulf of Mexico	1	24%

Total	24	84%

* Number of units at March 31, 2004

Note: Only revenue-producing days are used in computing rig utilization.